Form N-SAR, Sub-Item 77D
Policies with respect to security investments

Nuveen Growth Fund

a Series of Nuveen Investment Trust II
811-08333

On October 1, 2014, notifications of the Funds changes in investment policy were filed on Form
497 (supplement) to the Funds Statement of
Additional Information (SAI) dated December 31,
2013, as supplemented. A copy of the supplement is contained in the Form 497 filing on October 1, 2014, accession number 0001193125-14-359782 and is herein incorporated by reference as an exhibit to the Sub-Item 77D of Form N-SAR.

Such supplement implemented the policy changes passed by the required vote of the shareholders at a shareholder meeting held August 5, 2014.